Putnam Absolute Return 500 Fund, 4/30/16, semi annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	   18,215
Class B	   1,259
Class C	   8,373
Class M	   407

72DD2 (000s omitted)

Class R	   11
Class R5   1
Class R6   316
Class Y	   23,138

73A1

Class A	   0.520
Class B	   0.428
Class C	   0.443
Class M	   0.476

73A2

Class R	   0.138
Class R5   0.547
Class R6   0.556
Class Y	   0.549


74U1	(000s omitted)

Class A	   34,726
Class B	   2,988
Class C	   19,880
Class M	   927

74U2	(000s omitted)

Class R	   110
Class R6   624
Class Y	   51,124

74V1

Class A	   10.56
Class B	   10.45
Class C	   10.42
Class M	   10.47

74V2

Class R	   10.80
Class R6   10.62
Class Y	   10.60

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.